Exhibit 10.1

StepStone Group Private Debt LLC

450 Lexington Avenue, 31st Floor

New York, NY 10017

As of November 8, 2023

StepStone Private Credit Fund LLC

450 Lexington Avenue, 31st Floor

New York, NY 10017

Re:	Amended and Restated Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

WHEREAS, StepStone Group Private Debt LLC (the “Advisor”) and StepStone Private Credit Fund LLC (the “Company”) entered into that certain Expense Limitation and Reimbursement Agreement, dated as of April 3, 2023 (the “Original Expense Limitation Agreement”); and

WHEREAS, each of the Advisor and the Company desires to enter into this Amended and Restated Expense Limitation and Reimbursement Agreement (this “Agreement”) to amend and restate the Original Expense Limitation Agreement in its entirety, effective immediately.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Advisor and the Company each hereby agrees to amend and restate the Original Expense Limitation Agreement as follows:

1. Expense Limitation. For the period from the effective date of that certain Investment Advisory Agreement (the “Advisory Agreement”), between the Company and the Advisor, for a one-year term beginning with the Company’s initial closing date for subscriptions for the Company’s limited liability company interests (the “Shares”) in its continuous private offering of Shares (the “Initial Closing Date”) and ending on the one year anniversary thereof (the “Limitation Period”), subject to the terms hereof, the Advisor agrees that it will pay, absorb or reimburse the Company’s aggregate monthly Other Operating Expenses (as defined below) on the Company’s behalf (which, for the avoidance of doubt, may include any Other Operating Expenses incurred prior to the effective date of the Advisory Agreement) (each such payment, absorption or reimbursement, a “Required Expense Payment”), such that the aggregate monthly Other Operating Expenses borne by the Company during the Limitation Period shall not exceed 1.00%, on an annualized basis, of the Company’s month-end net assets (the “Expense Cap”). For any month in which the Company’s aggregate monthly Other Operating Expenses exceed the Expense Cap, the Advisor shall make a Required Expense Payment to the extent necessary to eliminate such excess. The Advisor may also directly pay expenses on behalf of the Company and waive reimbursement under this Agreement. “Other Operating Expenses” shall include all of the Company’s operating expenses, including O&O Expenses, but shall exclude Specified Expenses (as defined below). “O&O Expenses” shall include all of the fees, costs, charges, expenses, liabilities and obligations incurred in relation to or in connection with the establishment of the Company, the marketing and offering of the Shares (including, among other things, legal, accounting, subscription processing and filing fees and expenses and other expenses pertaining to this offering), and the establishment, organization and creation of the operational structure of the Company and its special purpose vehicle subsidiaries, including travel, lodging, meals, entertainment, legal, accounting, regulatory compliance, fees of professional advisors, printing, postage, regulatory and tax filing fees, and other costs of establishment.

2. Voluntary Expense Support. At such times as the Advisor determines, the Advisor may elect to pay or reimburse certain additional fees and expenses of the Company on the Company’s behalf, including all or any portion of a Specified Expense (each such payment or reimbursement, a “Voluntary Expense Payment” and, together with a Required Expense Payment, the “Expense Payments”); provided that no portion of a Voluntary Expense Payment will be used to pay any interest expense or shareholder servicing and/or distribution fees of the Company. In making a Voluntary Expense Payment, the Advisor will designate, as it deems necessary or advisable, what type of expense it is paying.

3. Company Obligation. The Company shall have no obligation to reimburse or pay the Advisor for any Expense Payment unless the Company has received at least $100 million in gross proceeds from the sale of Shares (the “Offering Proceeds Threshold”), following which time, such Expense Payments shall be subject to recoupment by the Advisor in accordance with Section 6 of this Agreement, to the extent that such recoupment would not cause the Company to exceed the Expense Cap. Calculation of the Offering Proceeds Threshold shall exclude gross proceeds from Shares purchased by the Advisor and by the Company’s directors and officers.

4. Specified Expenses. The Expense Cap applies only to the Company’s aggregate monthly Other Operating Expenses, which excludes Specified Expenses. “Specified Expenses” include: (i) the base management fee under the Advisory Agreement; (ii) all fees and expenses charged by the non-affiliated investment managers of the Underlying Funds and other investments in which the Company invests (including management fees, performance or incentive fees and redemption or withdrawal fees, however titled or structured); (iii) the incentive fee under the Advisory Agreement; (iv) transactional costs and expenses associated with the acquisition and disposition of the Company’s investments (whether or not consummated), including due diligence costs, legal costs and brokerage commissions, and sourcing and servicing or related fees incurred by the Company in connection with the servicing by non-affiliated third parties of, and other related administrative services provided by non-affiliated third parties with respect to, the Company’s investments; (v) interest payments incurred on borrowings by the Company or its subsidiaries; (vi) fees and expenses incurred in connection with any credit facility obtained by the Company or any of its subsidiaries, including any expenses for acquiring ratings related to the credit facilities; (vii) distribution and shareholder servicing fees, as applicable; (viii) taxes; and (ix) extraordinary expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses in connection with holding and/or soliciting proxies for all annual and other meetings of Members.

5. Term. This Agreement will remain in effect throughout the Limitation Period (including any extensions thereof), unless terminated by the Company’s Board of Directors upon thirty (30) days written notice to the Advisor.

This Agreement may be renewed by the mutual agreement of the Advisor and the Company for successive terms of one year. Unless so renewed, this Agreement will terminate automatically at the end of the Limitation Period. This Agreement will also terminate automatically upon the termination of the Advisory Agreement, unless a new investment advisory agreement with the Advisor (or with an affiliate under common control with the Advisor) becomes effective upon such termination.

6. Excess Expenses. In consideration of the Advisor’s agreement as provided herein, the Company agrees to carry forward the amount of any Expense Payment (“Excess Expenses”) for a period not to exceed three years from the end of the month in which such fees and expenses were waived, reimbursed or paid by the Advisor, and to reimburse the Advisor in the amount of such Excess Expenses (other than Excess Expenses attributable to Specified Expenses) as promptly as possible, on a monthly basis, even if such reimbursement occurs after the termination of the Limitation Period, provided that the Other Operating Expenses have fallen to a level below the Expense Cap and such reimbursement amount does not raise the level of waived fees, reimbursed expenses or directly paid expenses in the month the reimbursement is being made to a level that exceeds the Expense Cap applicable at that time. Subject to the limitations set forth in this Agreement, the Company shall be obligated to reimburse or pay the Advisor for all or any portion of the Excess Expenses attributable to Specified Expenses upon receiving a written request from the Advisor for recoupment (which request may be for all or any portion of such Excess Expenses attributable to Specified Expenses), regardless of whether the Other Operating Expenses have fallen to a level below the Expense Cap.

For the avoidance of doubt, if at the end of any fiscal year in which the Company has reimbursed the Advisor for any Excess Expenses, the Other Operating Expenses for such fiscal year exceed the Expense Cap applicable at that time, the Advisor shall promptly pay the Company an amount equal to the lesser of: (i) the amount by which the Other Operating Expenses for such fiscal year exceed the Expense Cap; and (ii) the amount of reimbursements for Excess Expenses (other than Excess Expenses attributable to Specified Expenses) paid by the Company to the Advisor in such fiscal year. Any payment by the Advisor to the Company pursuant to the foregoing sentence shall be subject to later reimbursement by the Company in accordance with this Section 6. The Advisor’s obligations under this Section 6 shall survive termination of this Agreement.

7. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

8. Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Capitalized terms used, but not defined, herein shall have the meanings provided to such terms in the Company’s confidential private placement memorandum relating to its continuous private offering of Shares, as may be amended and restated from time to time.

9. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

10. Severability. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

[Signature Page Follows]

STEPSTONE GROUP PRIVATE DEBT LLC

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: COO

Accepted and Agreed:

STEPSTONE PRIVATE CREDIT FUND LLC

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

[Signature Page to Amended and Restated Expense Limitation and Reimbursement Agreement]